Exhibit 99

Tredegar Reports Second-Quarter Results

  Film Products’ volume increased 9% from the second quarter of 2009.
  Tredegar repurchased 1.0 million shares in the second quarter of 2010, bringing the year-to-date total to 2.1 million shares.
  Tredegar completed a new $300 million four-year, unsecured revolving credit facility.

RICHMOND, Va.--(BUSINESS WIRE)--August 4, 2010--Tredegar Corporation (NYSE:TG) reported second-quarter net income of $5.0 million (15 cents per share) compared to $6.5 million (19 cents per share) in the second quarter of 2009. Income from manufacturing operations in the second quarter was $6.2 million (19 cents per share) versus $8.5 million (25 cents per share) in the second quarter last year. Second-quarter sales increased to $185.0 million from $158.1 million in 2009.

A summary of results for manufacturing operations for the three and six months ended June 30, 2010 and 2009 is shown below:

(In Millions, Except Per-Share Data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
Sales	$185.0	$158.1	$360.0	$311.2

Net income (loss) as reported under generally accepted accounting
principles (GAAP)	$5.0	$6.5	$10.7	$(22.3)
After-tax effects of:
Loss from Other segment ongoing operations	.9	-	1.4	-
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	.3	(.2)	.3	.9
(Gains) losses from sale of assets and other items	-	2.2	(.4)	3.9
Goodwill impairment relating to aluminum extrusions business	-	-	-	30.6
Income from manufacturing operations*	$6.2	$8.5	$12.0	$13.1

Diluted earnings (loss) per share as reported under GAAP	$.15	$.19	$.33	$(.66)
After-tax effects per diluted share of:
Loss from Other segment ongoing operations	.03	-	.04	-
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	.01	(.01)	.01	.02
(Gains) losses from sale of assets and other items	-	.07	(.01)	.13
Goodwill impairment relating to aluminum extrusions business	-	-	-	.90
Diluted earnings per share from manufacturing operations*	$.19	$.25	$.37	$.39

* Manufacturing operations includes Film Products, Aluminum Extrusions and Corporate Expenses, Interest and Taxes. See Notes to the Financial Tables included with this press release for further detail regarding the items included in the reconciliation between net income (loss) as reported under generally accepted accounting principles (GAAP) and income from manufacturing operations, a non-GAAP financial measure. In addition, Note (h) within the Notes to the Financial Tables provides the definition of income from manufacturing operations and the reasons why management presents the measure.

Nancy M. Taylor, Tredegar’s president and chief executive officer, said: “We continue to be encouraged by the second consecutive quarter of year-over-year volume growth in our films business, fueled by strong sales of our surface protection and personal care products. Our aluminum extrusions business held its own in the midst of the continuing decline of the nonresidential construction market. The management team at Bonnell continues to focus on managing costs and remains poised to take advantage of opportunities when the nonresidential sector strengthens.”

Ms. Taylor continued: “We are committed to our values of operational excellence, leadership, and innovation, and will continue to execute against our various business strategies in order to create long-term shareholder value. Tredegar remains financially strong with a new $300 million revolving credit facility that provides the company with the flexibility to pursue its long-term growth strategies.”

OPERATIONS REVIEW

Film Products

A summary of second quarter and year-to-date operating results for Film Products is provided below:

			Favorable/			Favorable/
	Quarter Ended June 30		(Unfavorable)	Six Months Ended June 30		(Unfavorable)
(In Thousands, Except Percentages)	2010	2009	% Change	2010	2009	% Change

Sales volume (pounds)	53,936	49,601	8.7%	108,800	98,906	10.0%

Net sales	$126,499	$107,804	17.3%	$252,367	$212,587	18.7%

Operating profit from ongoing operations	$14,604	$14,214	2.7%	$32,904	$27,228	20.8%

Second-quarter net sales (sales less freight) increased primarily due to higher volumes, most notably in surface protection and personal care materials, a more favorable sales mix in the second quarter of 2010 compared to the second quarter of 2009, and increased selling prices as a result of the pass-through of higher average resin costs to customers. Strong demand in the LCD (liquid crystal display) market continues to be the primary catalyst for increased volumes in higher-value surface protection materials. Operating profit from ongoing operations, which continues to fluctuate quarter to quarter, increased slightly in the second quarter of 2010 compared with the prior year. This increase was primarily due to the favorable impact of increased sales volumes in surface protection and personal care materials, partially offset by the unfavorable effect of the lag in the pass-through of higher resin costs as average resin prices continued to increase in the second quarter of 2010. The company estimates that the impact of the quarterly lag in the pass-through of average resin costs on operating profits from ongoing operations was a negative $2.7 million in the second quarter of 2010 and was not significant in the second quarter of 2009. In addition, selling, general and administrative expenses increased in the second quarter in support of key products and programs. Operating profits in the second quarter of 2010 were also adversely affected by initial production inefficiencies associated with internal realignments to match capacity with growing customer demand.

Net sales for the six months ended June 30, 2010 increased in comparison to the same period in the prior year primarily due to the higher volumes noted above. Operating profit from ongoing operations for the first half of 2010 increased 20.8% from the same period in the prior year, primarily due to higher sales volumes in surface protection and personal care materials, partially offset by the unfavorable impact of the lag in the pass-through of higher resin costs in 2010. The estimated impact of the resin pass-through lag was a negative $5.0 million for the first six months of 2010 versus a favorable $3.0 million for the first six months of 2009.

Capital expenditures in Film Products were $5.8 million in the first half of 2010 compared with $7.1 million in the first half of last year. Film Products currently projects that capital expenditures will be approximately $18 million in 2010. Depreciation expense was $16.8 million in the first half of 2010 and $15.9 million in the first half of 2009, and is projected to be approximately $35 million in 2010.

Aluminum Extrusions

A summary of second quarter and year-to-date operating results for Aluminum Extrusions, which is also referred to as Bonnell Aluminum, is provided below:

			Favorable/			Favorable/
	Quarter Ended June 30		(Unfavorable)	Six Months Ended June 30		(Unfavorable)
(In Thousands, Except Percentages)	2010	2009	% Change	2010	2009	% Change

Sales volume (pounds)	24,800	24,168	2.6%	45,897	47,658	(3.7)%

Net sales	$52,671	$46,441	13.4%	$97,470	$91,495	6.5%

Operating profit (loss) from ongoing operations	$235	$634	(62.9)%	$(2,758)	$(1,163)	(137.1)%

Net sales in the second quarter and first half of 2010 increased in comparison to 2009 due to higher average selling prices driven by an increase in aluminum prices. Second-quarter net sales were also favorably impacted by a slight uptick in volumes. Sales volume in the first six months of 2010 continued to be lower than volume in the comparable prior year period as extremely challenging conditions in nonresidential construction led to a decline in volumes of approximately 10% in this market. The unfavorable change in the operating income from ongoing operations reported for 2010 compared with 2009 reflects lower margins resulting from a less favorable sales mix.

Capital expenditures for Aluminum Extrusions were $1.6 million in the first six months of 2010 compared with $8.5 million in the same period of last year. Capital expenditures are projected to be approximately $4.4 million in 2010. Depreciation expense was $4.7 million in the first half of 2010 compared with $3.8 million in the first half of 2009, and is projected to be approximately $9.1 million in 2010.

Other

In the first quarter of 2010, Tredegar added an additional segment, Other, comprised of the start-up operations of Bright View Technologies Corporation (Bright View) and Falling Springs, LLC (Falling Springs). We acquired the assets of Bright View, a late-stage developmental company, on February 3, 2010. Bright View is a developer and producer of high-value microstructure-based optical films for the LED (light emitting diode) and fluorescent lighting markets. Falling Springs develops, owns and operates multiple mitigation banks. Through the establishment of perpetual easements to restore, enhance and preserve wetlands, streams or other protected environmental resources, these mitigation banks create saleable credits that are used by the purchaser of credits to offset the negative environmental impacts from private and public development projects.

Net sales for this segment can fluctuate from quarter-to-quarter as Bright View is a late-stage developmental company and Falling Springs’ revenue can vary based upon the timing of developmental projects within its market. Operating losses from ongoing operations were $1.5 million in the second quarter of 2010 and $2.1 million in the first half of 2010.

Corporate Expenses, Interest and Taxes

Pension expense was $44,000 in the second quarter of 2010 and $88,000 in the first six months of 2010, an unfavorable change of $801,000 and $1.6 million, respectively, from net pension income recognized in the comparable periods of 2009. Most of the pension impact on earnings is reflected in “Corporate expenses, net” in the net sales and operating profit by segment table. Corporate expenses, net increased in 2010 versus 2009 primarily due to the unfavorable impact of pension expense noted above and the timing of adjustments for certain performance-based incentive compensation programs.

In June 2010, we entered into a new $300 million four-year, unsecured revolving credit facility, which replaced our previous revolving credit facility that was due to expire on December 15, 2010. Details of the facility were filed with the Securities and Exchange Commission. Interest expense, which includes the amortization of debt issue costs, increased $38,000 in the second quarter of 2010 compared to the second quarter of 2009.

The effective tax rate used to compute income taxes from manufacturing operations was 37.8% in the second quarter of 2010 compared with 29.4% in the second quarter of 2009, and 40.2% in the first six months of 2010 compared with 33.4% for the first six months of 2009. The increase in the current year-to-date tax rate is primarily attributed to the recognition of a reserve for an uncollectible tax indemnification receivable.

OTHER ITEMS

Overall results for continuing operations for the quarter include special items. After-tax charges for plant shutdowns, asset impairments and restructurings, and gains and losses from the sale of assets and other items resulted in an after-tax net loss of one cent per share and an after-tax net loss of six cents per share in the second quarters of 2010 and 2009, respectively. An after-tax net loss of 15 cents per share was reported in the first six months of 2009 (with no net gain or loss reported for first six months of 2010). In addition, a non-cash goodwill impairment charge of $30.6 million (after-tax), or 90 cents per share, was recorded for Aluminum Extrusions in the first quarter of 2009. Further details regarding these items are provided in the financial tables included with this press release.

CAPITAL STRUCTURE AND ADJUSTED EBITDA

Net cash (cash and cash equivalents in excess of debt) was $51.7 million at June 30, 2010, compared with net cash of $89.5 million at December 31, 2009. In the first half of 2010, cash was used to repurchase 2.1 million shares of our common stock for $35.1 million and to purchase the assets of Bright View. Adjusted EBITDA, a key valuation and borrowing capacity measure, was $86.8 million in the twelve months ended June 30, 2010. See notes to financial statements and tables for reconciliations to comparable GAAP measures.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation: Film Products is highly dependent on sales to one customer — The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of Aluminum Extrusions are cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the construction, distribution and transportation industries, and are also subject to seasonal slowdowns; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies including, for example, the cost of energy and raw materials; and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time-to-time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2009 Annual Report on Form 10-K filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.

Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in conditions, assumptions or circumstances on which such statements are based.

To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within Presentations in the Investor Relations section of our website, www.tredegar.com. Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the Investor Relations section of our website.

Based in Richmond, Va., Tredegar Corporation is primarily a global manufacturer of plastic films and aluminum extrusions.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009

Sales	$185,031	$158,115	$360,012	$311,181
Other income (expense), net (a) (d) (e)	166	488	222	1,357
	185,197	158,603	360,234	312,538

Cost of goods sold (a)	150,326	125,615	291,698	250,873
Freight	4,747	3,870	8,692	7,099
Selling, R&D and general expenses	21,108	17,266	40,651	34,550
Amortization of intangibles	129	30	217	60
Interest expense	222	184	417	388
Asset impairments and costs associated with exit and disposal
activities (a)	355	(149)	411	1,482
Goodwill impairment charge (b)	-	-	-	30,559
	176,887	146,816	342,086	325,011

Income (loss) before income taxes	8,310	11,787	18,148	(12,473)
Income taxes (e)	3,350	5,300	7,406	9,857

Net income (loss) (a) (c)	$4,960	$6,487	$10,742	$(22,330)

Earnings (loss) per share:
Basic	$.15	$.19	$.33	$(.66)
Diluted	.15	.19	.33	(.66)

Shares used to compute earnings (loss) per share:
Basic	32,260	33,876	32,799	33,871
Diluted	32,450	33,971	32,979	33,871

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
Net Sales
Film Products	$126,499	$107,804	$252,367	$212,587
Aluminum Extrusions	52,671	46,441	97,470	91,495
Other	1,114	-	1,483	-
Total net sales	180,284	154,245	351,320	304,082
Add back freight	4,747	3,870	8,692	7,099
Sales as shown in the Consolidated Statements of Income	$185,031	$158,115	$360,012	$311,181

Operating Profit
Film Products:
Ongoing operations	$14,604	$14,214	$32,904	$27,228
Plant shutdowns, asset impairments, restructurings and other (a)	(279)	149	(396)	(660)

Aluminum Extrusions:
Ongoing operations	235	634	(2,758)	(1,163)
Goodwill impairment charge (b)	-	-	-	(30,559)
Plant shutdowns, asset impairments, restructurings and other (a)	23	(328)	466	(1,306)

AFBS:
Gain on sale of investments in Theken Spine and Therics, LLC (d)	-	-	-	150

Other:
Ongoing operations	(1,458)	-	(2,094)	-
Total	13,125	14,669	28,122	(6,310)
Interest income	166	175	334	434
Interest expense	222	184	417	388
Gain on the sale of corporate assets (e)	-	-	-	404
Stock option-based compensation costs	494	541	1,012	803
Corporate expenses, net (a)	4,265	2,332	8,879	5,810
Income (loss) before income taxes	8,310	11,787	18,148	(12,473)
Income taxes (e)	3,350	5,300	7,406	9,857
Net income (loss) (a) (c)	$4,960	$6,487	$10,742	$(22,330)

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30,	December 31,
	2010	2009
Assets

Cash & cash equivalents	$52,670	$90,663
Accounts & notes receivable, net	93,167	74,014
Income taxes recoverable	3,687	4,016
Inventories	34,187	35,522
Deferred income taxes	5,912	5,750
Prepaid expenses & other	3,346	5,335
Total current assets	192,969	215,300

Property, plant & equipment, net	211,582	230,876
Other assets	49,823	45,561
Goodwill & other intangibles (b)	105,685	104,542
Total assets	$560,059	$596,279

Liabilities and Shareholders' Equity

Accounts payable	$60,387	$53,770
Accrued expenses	32,495	34,930
Current portion of long-term debt	402	451
Total current liabilities	93,284	89,151

Long-term debt	539	712
Deferred income taxes	52,997	59,052
Other noncurrent liabilities	16,662	18,292
Shareholders' equity	396,577	429,072
Total liabilities and shareholders' equity	$560,059	$596,279

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended
	June 30
	2010	2009
Cash flows from operating activities:
Net income (loss)	$10,742	$(22,330)
Adjustments for noncash items:
Depreciation	21,716	19,663
Amortization of intangibles	217	60
Goodwill impairment charge (b)	-	30,559
Deferred income taxes	(2,436)	2,160
Accrued pension income and postretirement benefits	349	(1,267)
Loss on asset impairments and divestitures	355	-
Loss (gain) on sale of assets	(15)	(1,004)
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and notes receivables	(21,877)	9,732
Inventories	27	8,055
Income taxes recoverable	329	5,995
Prepaid expenses and other	721	2,221
Accounts payable and accrued expenses	5,646	(522)
Other, net	421	(1,333)
Net cash provided by operating activities	16,195	51,989
Cash flows from investing activities:
Capital expenditures (including settlement of related accounts payable of $1,709 in 2009)	(7,629)	(17,348)
Acquisition	(5,500)	-
Proceeds from the sale of assets and property disposals	120	1,118
Net cash used in investing activities	(13,009)	(16,230)
Cash flows from financing activities:
Repurchases of Tredegar common stock	(35,138)	-
Dividends paid	(2,591)	(2,717)
Debt principal payments and financing costs	(2,325)	(21,098)
Proceeds from exercise of stock options and other	247	187
Net cash used in financing activities	(39,807)	(23,628)
Effect of exchange rate changes on cash	(1,372)	552
Increase (decrease) in cash and cash equivalents	(37,993)	12,683
Cash and cash equivalents at beginning of period	90,663	45,975
Cash and cash equivalents at end of period	$52,670	$58,658

Selected Financial Measures
(In Millions)
(Unaudited)

	For the Twelve Months Ended June 30, 2010
	Film	Aluminum
	Products	Extrusions	Other	Total
Operating profit (loss) from ongoing operations	$70.1	$(8.1)	$(2.1)	$59.9
Add back depreciation and amortization	33.3	8.5	.3	42.1
Allocation of corporate overhead	-	-	-	(15.2)
Adjusted EBITDA (f)	$103.4	$0.4	$(1.8)	$86.8

Selected balance sheet and other data as of June 30, 2010:
Net debt (cash) (g)	$(51.7)
Shares outstanding	31.8

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments, restructurings and other in the second quarter of 2010 include:
  Pretax charge of $355,000 for an asset impairment in Film Products;
  Pretax gain of $120,000 on the sale of previously impaired equipment (included in “Other income (expense), net” in the condensed consolidated statement of income) at our film products manufacturing facility in Pottsville, Pennsylvania;
  Pretax loss of $44,000 on the disposal of equipment (included in “Other income (expense), net” in the condensed consolidated statements of income) from a previously shutdown film products manufacturing facility in LaGrange, Georgia; and
  Pretax gains of $23,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income).

Plant shutdowns, asset impairments, restructurings and other in the first six months of 2010 include:

  Pretax gains of $466,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income);
  Pretax charge of $355,000 for an asset impairment in Film Products;
  Pretax gain of $120,000 on the sale of previously impaired equipment (included in “Other income (expense), net” in the condensed consolidated statement of income) at our film products manufacturing facility in Pottsville, Pennsylvania;
  Pretax losses of $105,000 on the disposal of equipment (included in "Other income (expense), net" in the condensed consolidated statements of income) from a previously shutdown film products manufacturing facility in LaGrange, Georgia; and
  Pretax charges of $56,000 for severance and other employee-related costs in connection with restructurings in Film Products.

Plant shutdowns, asset impairments, restructurings and other in the second quarter of 2009 include:

  Pretax losses of $779,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income);
  Pretax gain of $276,000 (included in "Cost of goods sold" in the condensed consolidated statements of income) related to the reduction of future environmental costs expected to be incurred by Aluminum Extrusions;
  Pretax gain of $175,000 on the sale of a previously shutdown aluminum extrusions manufacturing facility in El Campo, Texas (included in "Other income (expense), net" in the condensed consolidated statements of income); and
  Pretax gain of $149,000 related to the reversal to income of certain inventory impairment accruals in Film Products.

Plant shutdowns, asset impairments, restructurings and other in the first six months of 2009 include:

  Pretax charges of $1.6 million for severance and other employee-related costs in connection with restructurings in Film Products ($1.1 million), Aluminum Extrusions ($369,000) and corporate headquarters ($178,000, included in "Corporate expenses, net" in the net sales and operating profit by segment table);
  Pretax losses of $1.4 million associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income);
  Pretax gain of $276,000 (included in "Cost of goods sold" in the condensed consolidated statements of income) related to the reduction of future environmental costs expected to be incurred by Aluminum Extrusions;
  Pretax gain of $275,000 on the sale of equipment (included in "Other income (expense), net" in the condensed consolidated statements of income) from a previously shutdown films manufacturing facility in LaGrange, Georgia;
  Pretax gain of $175,000 on the sale of a previously shutdown aluminum extrusions manufacturing facility in El Campo, Texas (included in "Other income (expense), net" in the condensed consolidated statements of income); and
  Pretax gain of $149,000 related to the reversal to income of certain inventory impairment accruals in Film Products.

(b)	Goodwill impairment charge of $30.6 million ($30.6 million after taxes) was recognized in Aluminum Extrusions in the first quarter of 2009 upon completion of an impairment analysis performed as of March 31, 2009. This non-cash charge, as computed under U.S. generally accepted accounting principles, resulted from the estimated adverse impact on the business unit's fair value of possible future losses and the uncertainty of the amount and timing of an economic recovery.

(c)	Comprehensive income (loss), defined as net income (loss) and other comprehensive income (loss), was income of $585,000 in the second quarter of 2010 and income of $15.4 million for the second quarter 2009. Comprehensive income (loss) was income of $3.7 million in the first six months of 2010 and a loss of $16.4 million for the first six months of 2009. Other comprehensive income (loss) includes changes in foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and prior service costs and net gains or losses from pension and other postretirement benefit plans arising during the period and the related amortization of these prior service costs and net gains or losses recorded net of deferred taxes directly in shareholders' equity.

(d)	Gain on the sale of investments in Theken Spine and Therics, LLC in the first quarter of 2009 includes a post-closing contractual adjustment of $150,000 (included in "Other income (expense), net" in the condensed consolidated statements of income). Closing on the sale of these investments occurred in 2008. AFBS (formerly Therics, Inc.) received these investments in 2005, when substantially all of the assets of AFBS, Inc., a wholly-owned subsidiary of Tredegar, were sold or assigned to a newly-created limited liability company, Therics, LLC, controlled and managed by an individual not affiliated with Tredegar.

(e)	Gain on sale of corporate assets in the first six months of 2009 includes a realized gain on the sale of corporate real estate ($404,000) in the first quarter of 2009. This gain is included in "Other income (expense), net" in the condensed consolidated statement of income.

Income taxes for 2010 include the partial reversal of a valuation allowance of $137,000 (a reduction of the allowance of $168,000 in the first quarter and an increase of the allowance of $31,000 in the second quarter) related to expected limitations on the utilization of assumed capital losses on certain investments that was recognized in prior years. Income taxes for 2009 include the recognition of valuation allowances of $3.7 million ($1.9 million in the first quarter and $1.8 million in the second quarter) related to expected limitations on the utilization of assumed capital losses on certain investments.

(f)	Adjusted EBITDA for the twelve months ended June 30, 2010, represents net income (loss) before interest, taxes, depreciation, amortization, unusual items, goodwill impairments, losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets; investment write-downs or write-ups, charges related to stock option awards accounted for under the fair value-based method, and other items. Adjusted EBITDA is a non-GAAP measure that is not intended to represent net income (loss) or cash flow from operations as defined by GAAP and should not be considered as either an alternative to net income (loss) (as an indicator of operating performance) or to cash flow (as a measure of liquidity). Tredegar uses Adjusted EBITDA as a measure of unlevered (debt-free) operating cash flow. We also use it when comparing relative enterprise values of manufacturing companies and when measuring debt capacity. When comparing the valuations of a peer group of manufacturing companies, we express enterprise value as a multiple of Adjusted EBITDA. We believe Adjusted EBITDA is preferable to operating profit and other GAAP measures when applying a comparable multiple approach to enterprise valuation because it excludes the items noted above, measures of which may vary among peer companies.

(g)	Net debt (cash) is calculated as follows (in millions):

	June 30,	December 31,
	2010	2009
Debt	$1.0	$1.2
Less: Cash and cash equivalents	(52.7)	(90.7)
Net debt (cash)	$(51.7)	$(89.5)

Net debt or cash is not intended to represent debt or cash as defined by GAAP. Net debt or cash is utilized by management in evaluating the company's financial leverage and equity valuation and the company believes that investors also may find net debt or cash to be helpful for the same purposes.

(h)

Tredegar's presentation of income and earnings per share from manufacturing operations exclude the after-tax effects of unusual items, goodwill impairments, ongoing operations for the Other segment, losses associated with plant shutdowns, asset impairments and restructurings, and gains or losses from sale of assets and other items have been presented separately and removed from net income (loss) and earnings (loss) per share as reported under GAAP. Income and earnings per share from manufacturing operations are key financial and analytical measures used by management to gauge the operating performance of its manufacturing businesses. They are not intended to represent the stand-alone results for Tredegar’s manufacturing businesses under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing manufacturing operations.

CONTACT:
Tredegar Corporation
Neill Bellamy
Phone: 804/330-1211
Fax: 804/330-1777
E-mail: nbellamy@tredegar.com